Exhibit 99.1

Federal Signal Corporation Appoints Interim Chief Financial Officer

Oak Brook, Ill., October 9, 2012 – Federal Signal Corporation (NYSE: FSS), a leader in environmental and safety solutions, today announced the appointment of Braden Waverley as the interim chief financial officer of the Company effective October 10, 2012. Mr. Waverley will replace Bill Barker, who is departing the Company to join Trustwave as its chief financial officer.

“During the last year, Braden provided the Company with invaluable advice and support as a consultant on strategic alternatives for the intelligent transportation division, Federal Signal Technologies, which was sold to the 3M Company last month,” said Dennis Martin, Federal Signal’s president and chief executive officer. “Braden played an integral role in managing the sale process, including interfacing with potential acquirers, capital markets participants and multiple operating functions inside the Company. We are delighted that Braden has agreed to continue to serve as a consultant to the Company in this key leadership position while we conduct a search for a permanent chief financial officer.”

Prior to joining Federal Signal in a consulting capacity last year, Mr. Waverley served as Executive Chairman of CombineNet, Inc. and was an investor and advisor to multiple, early stage companies. His capital markets experience ranges from private equity and venture capital to public markets. Mr. Waverley has over twenty years of operations and general management experience, including global executive management responsibilities with Dell Inc. and Motorola, Inc. Mr. Waverley holds a master’s degree in business administration from Northwestern University’s Kellogg School of Management and a bachelor’s degree from the University of Wisconsin at Madison.

In parallel with Mr. Waverley’s appointment as interim CFO, the Company has initiated an external search for the replacement of the chief financial officer. “It is in the clear interest of our stockholders and team members to explore all options for the critical role of chief financial officer. We are fortunate to have someone of Braden’s abilities to fill this role while we conduct this important search,” Mr. Martin commented. “I want to thank Bill Barker for his significant contributions to Federal Signal since joining the Company in 2008 and to wish him continued success in his new role with Trustwave. Bill was critical to the Company’s successful refinancing efforts earlier this year and oversaw a number of other important initiatives that helped strengthen the Company’s balance sheet,” Mr. Martin stated.

About Federal Signal

Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the company operates three groups: Safety and Security Systems, Environmental Solutions, and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.

Contact: William Barker +1-630-954-2000, wbarker@federalsignal.com

Jennifer Sherman +1-630-954-2000, jsherman@federalsignal.com